Exhibit 99.1

ZIOPHARM Oncology Reports Positive Preliminary Palifosfamide Overall Survival Data from Randomized Phase 2 Study in Soft Tissue Sarcoma

NEW YORK, NY – February 13, 2012 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company with small molecule and synthetic biology approaches to new cancer therapies, announced today positive preliminary overall survival (OS) data from the Company’s randomized, controlled Phase 2 trial of palifosfamide plus doxorubicin vs. doxorubicin alone (PICASSO) in patients with unresectable or metastatic soft tissue sarcoma.

An analysis of the OS data conducted according to the statistical analysis plan, with greater than 70% of events occurring and follow-up of 33 months, demonstrated a meaningfully positive trend favoring the palifosfamide arm (ITT hazard ratio of 0.79 and a mITT hazard ratio of 0.78). This well-controlled trial is demonstrating longer than expected survival in a difficult to treat population. At 2-years after starting treatment, approximately 40% of subjects treated with palifosfamide are alive; 30% in the control arm treated with doxorubicin (including those who crossed-over and received subsequent palifosfamide) are alive, compared to an expected 25% based on randomized data. As planned, the study will continue to track OS events and final results are expected to be reported at a major medical conference in the second half of 2012. This analysis supports the hypothesis behind the powering of the Phase 3 trial (PICASSO 3) for both progression-free survival (PFS) for accelerated approval and OS for full approval.

“These Phase 2 survival data are promising and important. The data are particularly relevant given the cross-over permitted for patients treated with doxorubicin alone. Having previously demonstrated a statistically significant PFS improvement, these positive survival data are good news for patients who have soft tissue sarcomas,” said Robert Maki, MD PhD, Professor of Medicine, Pediatrics and Orthopedics, and Sarcoma Center leader at Mount Sinai School of Medicine, New York, NY. “I look forward to the potential of these data translating to the ongoing pivotal PICASSO 3 trial, which is appropriately powered for progression-free and overall survival.”

ZIOPHARM is currently evaluating palifosfamide in an international, randomized, double-blinded, placebo-controlled Phase 3 trial in front-line metastatic soft tissue sarcoma, and completing a Phase 1 study in solid tumors, including small cell lung cancer (SCLC). Palifosfamide is entering into an adaptive Phase 3 trial in extensive SCLC expected to initiate in the second half of 2012. Additionally, an investigational new drug application has been accepted for the oral form of palifosfamide.

As presented at the 2010 Annual Meeting of the American Society of Clinical Oncology, the Phase 2 PICASSO trial randomized a total of 67 patients with 66 treated and 62 eligible for evaluation. The study was powered to show a difference in PFS between doxorubicin in combination with palifosfamide versus doxorubicin alone. An analysis of the evaluable data reported a hazard ratio of 0.39 (p=0.023). This analysis also reported RECIST response rate -- for the palifosfamide arm 23%, and for the doxorubicin arm alone 9%. Safety data have been similar between the arms of the study. The most common grade 3-4 events are neutropenia and elevated creatinine; both observed with similar frequency between treatment groups. There has been no encephalopathy, hemorrhagic cystitis, nor Fanconi’s syndrome observed in the study.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of small molecule and synthetic biology approaches to new cancer therapies. The Company's clinical programs include:

Palifosfamide (Zymafos® or ZIO-201) is a novel DNA cross-linker that in preclinical study has been shown to bypass resistance mediated by aldehyde dehydrogenase (ALDH), in addition to conferring a favorable toxicity profile compared to other in-class agents. Palifosfamide, administered intravenously, is currently in a randomized, double-blinded, placebo-controlled Phase 3 trial for the treatment of metastatic soft tissue sarcoma in the front-line setting. The Company is also currently completing a Phase 1 study of palifosfamide in combination with standard of care for addressing small cell lung cancer; an investigational new drug application has been accepted for the oral form of palifosfamide.

DNA-based therapeutics (synthetic biology), in partnership with Intrexon Corporation, include two clinical-stage product candidates, both of which are DNA IL-12 using the RheoSwitch Therapeutic System® to be turned on/off by an oral activator ligand and are currently in Phase 1. Additionally, multiple INDs are expected in the next 12-24 months resulting from preclinical and discovery work underway to advance multiple antibody, immunotoxin, and protein decoy candidates, systemic delivery and a next generation RheoSwitch Therapeutic System®.

Indibulin (Zybulin™ or ZIO-301) is a novel, oral tubulin binding agent that is expected to have several potential benefits including oral dosing, application in multi-drug resistant tumors, no neuropathy and a quite tolerable toxicity profile. It is currently being studied in Phase 1/2 in metastatic breast cancer.

Darinaparsin (Zinapar® or ZIO-101) is a novel mitochondrial- and hedgehog-targeted agent (organic arsenic) currently in a solid tumor Phase 1 study with oral administration and has been developed intravenously for the treatment of relapsed peripheral T-cell lymphoma.

ZIOPHARM's operations are located in Boston, MA, Germantown, MD and New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Palifosfamide will advance further in the clinical trials process and whether and when, if at all, it will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Palifosfamide will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from pharmaceutical and biotechnology companies; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and our Current Reports on Form 8-K filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contacts:

For ZIOPHARM:

Tyler Cook

ZIOPHARM Oncology, Inc.

617-259-1982

tcook@ziopharm.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com